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                                                                     EXHIBIT 5.1

                                  June 25, 1997


Conceptus, Inc.
1021 Howard Avenue
San Carlos, CA 94070

     REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 (the "REGISTRATION STATEMENT") filed by you with the Securities and Exchange Commission on or about June 26, 1997 in connection with the registration under the Securities Act of 1933, as amended, of 52,352 shares of your Common Stock, par value $0.003 per share (the "SHARES"), to be sold by certain stockholders listed in the Registration Statement (the "SELLING STOCKHOLDERS"). As your counsel in connection with this transaction, we have examined the proceedings taken and we are familiar with the proceedings proposed to be taken in connection with the sale of the Shares by the Selling Stockholders in the manner set forth in the Registration Statement under the heading "Plan of Distribution."

     It is our opinion that the Shares, when sold by the Selling Stockholders in the manner referred to in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.

                              Very truly yours,

                              VENTURE LAW GROUP
                              A Professional Corporation

                              /s/ VENTURE LAW GROUP

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